Exhibit 99

NewsRelease

TC PipeLines, LP announces 2019 fourth quarter and year-end financial results

HOUSTON, Texas – February 20, 2020 – TC PipeLines, LP (NYSE: TCP) (the Partnership) reported today fourth quarter 2019 net income attributable to controlling interests of $76 million and distributable cash flow of $76 million. For the year ended December 31, 2019, net income attributable to controlling interests was $280 million and distributable cash flow was $340 million.

“2019 was a solid, constructive year for our partnership. We worked hard to take full advantage of our existing natural gas infrastructure and to deliver disciplined capital projects, and as a result we finished 2019 in a very healthy financial position,” said Nathan Brown, president of TC PipeLines, GP, Inc. “Our commercial team succeeded in finding incremental transportation revenue opportunities across our portfolio, largely recouping the reduction in revenues that arose from the 2018 FERC actions. Although adjusted earnings and distributable cash flow were lower year-over-year, this was largely the result of Bison’s contract terminations at the end of 2018.”

“We continue to execute on our growth projects. Phase II of Portland’s PXP project went into service in November of 2019 as did Phase I of its Westbrook XPress project,” continued Brown. “We announced our largest-ever project last fall, the GTN XPress project, which we are progressing and expect to be fully in-service through a multi-phase construction process by November 2023. We’re also proceeding with an expansion on our Tuscarora project as well as the final phases of PNGTS’ projects. As we’ve announced previously, we see continued potential for organic growth on other systems in our existing footprint via compression-only expansions. Iroquois’ ExC project and the potential North Baja XPress project are good examples of this type of responsible expansion and development. We continue to build a strong and diversified asset base of strategically located assets and believe that this strong foundation of sustainable energy infrastructure will deliver unitholder value well into the future.”

Full year and fourth quarter 2019 highlights (unaudited)

  Full year highlights
o	generated net income attributable to controlling interests of $280 million

o	paid cash distributions of $189 million to the common unitholders and the General Partner and $13 million to the Class B unitholder

o	declared cash distributions of $2.60 per common unit

o	generated EBITDA of $460 million and distributable cash flow of $340 million

o	reduced long-term debt by $106 million

o	announced the approximately $335 million GTN XPress project in November 2019 which will transport approximately 250,000 Dth/day of additional volumes in late 2023

o	announced $13 million Tuscarora XPress project

o	successfully concluded binding open season for North Baja XPress project in April 2019 to transport additional volumes of natural gas along the North Baja mainline system

o	received approval from the Federal Energy Regulatory Commission (FERC) in July 2019 to increase the certificated capacity on PNGTS for Phase I of its Westbrook XPress project

o	Standard & Poor’s (S&P) upgraded credit rating to BBB/Stable from BBB-/Stable in July 2019

  Fourth quarter and other recent highlights
o	generated net income attributable to controlling interests of $76 million

o	paid cash distributions of $47 million

o	declared cash distributions of $0.65 per common unit

o	generated EBITDA of $119 million and distributable cash flow of $76 million

o	placed Phase II of Portland XPress and Phase I of Westbrook XPress projects into service on November 1, 2019

o	filed an application with FERC to authorize the construction of the North Baja XPress project and the Iroquois Enhancement by Compression project (ExC Project)

  The Partnership’s financial highlights for the fourth quarter and full year of 2019 compared to the same periods in 2018 were:

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars, except per common unit amounts)	2019	2018	2019	2018
Net income (loss) attributable to controlling interests	76	(413)	280	(182)
Net income (loss) per common unit – basic and diluted (a)	$0.95	$(5.80)	$3.74	$(2.68)

Adjusted earnings (b)	76	86	280	317
Adjusted earnings per common unit – basic and diluted (a) (b)	$0.95	$1.06	$3.74	$4.18

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	119	(359)	460	27
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (b)	119	140	460	526

Cash distributions paid	(47)	(47)	(189)	(218)
Class B distributions paid	-	-	(13)	(15)
Distributable cash flow (b)	76	95	340	391

Cash distribution declared per common unit	$0.65	$0.65	$2.60	$2.60

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)	Net income (loss) per common unit is computed by dividing net income (loss) attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Adjusted earnings per common unit is computed by dividing Adjusted earnings, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. Refer to Financial Summary-Consolidated Statements of Operations section of this release.
(b)	Distributable cash flow, EBITDA, Adjusted EBITDA, Adjusted earnings and Adjusted earnings per common unit are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail, including a reconciliation to the comparable GAAP measures.

  Recent business developments:

  Cash distributions – On January 21, 2020, the board of directors of our General Partner declared the Partnership’s fourth quarter 2019 cash distribution in the amount of $0.65 per common unit payable on February 14, 2020, to unitholders of record as of January 31, 2020. The declared distribution to our General Partner was $1 million for its two percent general partner interest.

  North Baja XPress Project (North Baja XPress) – The North Baja XPress project is an estimated $90 million potential project to transport additional volumes of natural gas along North Baja’s mainline system. The project was initiated in response to market demand to provide firm transportation service of up to approximately 495,000 Dth/day between Ehrenberg, Arizona and Ogilby, California. The binding open season for the project was concluded in April of 2019. In December 2019, North Baja filed an application with FERC to authorize the construction of this project. The estimated in-service date is November 1, 2022, subject to the satisfaction or waiver of certain conditions precedent, including a positive Final Investment Decision (FID) from Sempra LNG International, LLC.

  Iroquois’ ExC Project - During the second quarter of 2019, Iroquois initiated the ExC Project which will optimize the Iroquois system to meet current and future gas supply needs of utility customers while minimizing the environmental impact through enhancements at existing compressor stations along the pipeline. In February 2020, Iroquois filed an application with FERC to authorize the construction of the project. The project’s total design capacity is approximately 125,000 Dth/day with an estimated cost of $250 million and in-service date in November 2023. This project will be 100 percent underpinned with 20-year contracts.

  Results of operations

  During the three months ended December 31, 2019, the Partnership generated net income attributable to controlling interests of $76 million compared to a loss of $413 million for the same period in 2018, resulting in net income per common unit of $0.95 compared to a loss of $5.80 per common unit for the same period in 2018. The loss generated during the three months ended December 31, 2018 was primarily due to the $537 million long-lived asset impairment recognized on Bison and the $59 million goodwill impairment charge related to Tuscarora, partially mitigated during that period by an additional $97 million in revenue proceeds realized in the final quarter of 2018 from Bison’s contract terminations.

  Adjusted earnings, which excludes the non-recurring items above, were $76 million during the three months ended December 31, 2019, a $10 million decrease compared to the same period in 2018. The decrease was primarily the result of lower revenues due to approximately 60 percent of the Bison contracts being terminated in the prior year, partially offset by decreased depreciation and financial charges.

  Transmission revenues – Excluding the non-recurring $97 million revenue proceeds from Bison’s contract terminations in 2018, revenues in the fourth quarter were lower than the same period in 2018 by $19 million. This result is due largely to the decrease in revenue from Bison, as the early contract terminations resulted in a decrease in Bison’s revenue of approximately $13 million per quarter in 2019.

  Revenues were also impacted by the following:

•	lower revenue on GTN primarily due to the impact of its scheduled 10 percent rate decrease effective January 1, 2019, substantially offset by an increase in its contracting activities;

•	lower revenue from PNGTS primarily due to lower contracted revenue resulting from the expiration of its legacy recourse rate firm contracts, substantially offset by short-term sales and incremental revenues from Phase II of the Portland XPress project and Phase I of the Westbrook XPress project, both of which went into service November 1, 2019;

•	lower short-term firm transportation services sold by North Baja; and

•	lower revenue on Tuscarora due to its scheduled 10.8 percent rate decrease effective August 1, 2019 as part of the settlement reached with its customers in 2019.

  Operation and maintenance expenses – The $1 million increase in operation and maintenance expenses in the fourth quarter of 2019 compared to the same period in 2018 was primarily due to an overall net increase in:

•	operational costs related to our pipeline systems' compliance programs; and

•	TC Energy Corporation’s (TC Energy) allocated costs related to corporate support functions and common costs such as insurance.

  Depreciation – The $4 million decrease in depreciation expense in the fourth quarter of 2019 compared to the same period in 2018 was a result of Bison’s depreciable base being eliminated during the fourth quarter of 2018.

  Financial charges and other - The $2 million decrease in the fourth quarter of 2019 compared to the same period in 2018 was attributable to the full repayment of our $170 million term loan during the fourth quarter of 2018, together with a further $106 million reduction in our overall debt in 2019 including a net $40 million repayment of borrowings under our senior credit facility during the first quarter of 2019 and a $50 million payment on our 2013 term loan facility during the second quarter of 2019.

  Adjusted EBITDA was lower for the fourth quarter of 2019 compared to the same period in 2018. The $21 million decrease was primarily due to lower revenue and higher operation and maintenance expenses during the period, as discussed above.

  Our distributable cash flow decreased by $19 million in the fourth quarter of 2019 compared to the same period in 2018 due to the net effect of:

•	lower Adjusted EBITDA from our consolidated subsidiaries;

•	lower Class B allocation primarily due to the increase in maintenance capital expenditures which reduced the distributable cash flow generated by GTN; and

•	lower interest expense due to the full repayment of the $170 million term loan during the fourth quarter of 2018, the repayment of borrowings under our senior credit facility during the first quarter of 2019 and the $50 million payment on our 2013 term loan facility in the first half of 2019.

  Cash flow analysis

  Operating cash flows

  In the twelve months ended December 31, 2019, the Partnership’s net cash provided by operating activities decreased by $128 million compared to the same period in 2018 primarily due to the net effect of:

•	lower net cash flow from operations of our consolidated subsidiaries primarily due to lower revenue from Bison as a result of the contract terminations in 2018 and an overall increase in our operating expenses primarily due to higher costs related to our pipeline system’s compliance programs and increases in TC Energy’s allocated costs related to corporate support functions and common costs such as insurance;

•	increase in distributions received from operating activities of equity investments as a result of:

o	lower maintenance capital spending during 2019 on Northern Border; and

o	increase in distributions from Iroquois related to an increase in its cash generated from prior years’ strong discretionary revenues.

  Investing cash flows

  During the twelve months ended December 31, 2019, cash used in our investing activities decreased by $3 million compared to the same period in 2018 primarily due to the net impact of the following:

•	higher maintenance capital expenditures on GTN for major compressor equipment overhauls and pipe integrity projects, initial spending on GTN XPress project and continued capital spending on our Portland and Westbrook XPress projects and other growth projects;

•	$4 million equity contribution to Iroquois representing the Partnership’s 49.34 percent share of a $7 million cash call from Iroquois to cover costs of regulatory approvals related to their capital project; and

•	$50 million distribution received from Northern Border that was considered a return of investment during the second quarter of 2019.

  Maintenance capital expenditures are added to our pipelines’ respective rate bases as spent and are expected to earn a return on and of capital over time through the regulatory rate-making process.

  Financing cash flows

  The Partnership's net cash used for financing activities was $175 million lower in the twelve months ended December 31, 2019 compared to the same period in 2018 primarily due to the net effect of:

•	$191 million decrease in net debt repayments;

•	$29 million decrease in distributions paid to common unitholders as a result of a lower per unit declaration beginning in second quarter 2018 in response to the 2018 FERC actions;

•	$8 million increase in distributions paid to non-controlling interests during 2019 as a result of increased income generated by PNGTS;

•	$2 million decrease in distributions paid to Class B units in 2019 as compared to 2018; and

•	$40 million decrease in cash from equity issuances in 2019 as the Partnership’s At-the-market (ATM) program was suspended during the first quarter of 2018.

  At December 31, 2019, our cash and cash equivalents balance was higher than at December 31, 2018 by approximately $50 million and our debt balance was lower by $106 million. As of February 20, 2020, the available borrowing capacity under our senior credit facility is $500 million. We believe our cash position, remaining borrowing capacity on our senior credit facility and our operating cash flows are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing and planned capital expenditures and required debt repayments. As our GTN XPress project progresses, we anticipate funding the Partnership's share of the required capital using cash on hand and drawings under our senior credit facility, if required.

  Non-GAAP financial measures

  The following non-GAAP financial measures are presented as a supplement to our financial statements:

  EBITDA
  Adjusted EBITDA
  Adjusted earnings
  Adjusted earnings per common unit
  Total distributable cash flow
  Distributable cash flow

  EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income. It measures our earnings before deducting interest, depreciation and amortization, taxes, net income attributable to non-controlling interests, and includes earnings from our equity investments.

  We do not believe our net income or our EBITDA for the year ended December 31, 2018 is reflective of our underlying operations during the period and, therefore, we present Adjusted earnings and Adjusted EBITDA as non-GAAP measures that exclude the impact of the following non-recurring items that occurred in the fourth quarter of 2018 from earnings and EBITDA:

•	Bison’s contract termination proceeds amounting to $97 million recognized as revenue during the fourth quarter of 2018;

•	$537 million non-cash impairment charge related to Bison’s remaining balance of property, plant and equipment; and

•	$59 million non-cash impairment charge related to Tuscarora’s goodwill.

  In 2019, we had no similar adjustments in our Adjusted EBITDA. Accordingly, our EBITDA is the same as Adjusted EBITDA for 2019.

  Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.

  Total distributable cash flow does not factor in any growth capital spending. It includes our Adjusted EBITDA plus:

•	distributions from our equity investments

  less:

•	earnings from our equity investments,

•	equity allowance for funds used during construction (AFUDC) if any,

•	interest expense,

•	current income taxes,

•	distributions to non-controlling interests, and

•	maintenance capital expenditures from consolidated subsidiaries.

  Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2019 less $20 million (2018 - less $20 million) and, if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit.

  The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.

  The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.

  For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned “Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.

  Conference call

  Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on February 20, 2020 at 10:00 a.m. CST/11:00 a.m. EST. Nathan Brown, President of the General Partner, along with other members of management, will discuss the Partnership’s fourth quarter and year-end financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com/events or via the following URL: http://www.gowebcasting.com/10493. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.

  A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CST / 12 a.m. EST on February 27, 2020, by calling 800.408.3053, then entering pass code 3000045#.

  About TC PipeLines, LP

  TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

  Forward-looking statements

  Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements.” These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2019 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

  Media inquiries:

  Hejdi Carlsen / Jaimie Harding

  403.920.7859 or 800.608.7859

  Unitholder and analyst inquiries:

  Rhonda Amundson

  877.290.2772

  investor_relations@tcpipelineslp.com

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  TC PipeLines, LP

  Financial Summary

Consolidated Statements of Operations	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars, except per common unit amounts)	2019	2018	2019	2018
Transmission revenues	104	220	403	549
Equity earnings	45	44	160	173
Impairment of long-lived assets	-	(537)	-	(537)
Impairment of goodwill	-	(59)	-	(59)
Operation and maintenance expenses	(20)	(19)	(71)	(67)
Property taxes	(7)	(7)	(26)	(28)
General and administrative	(2)	(2)	(8)	(6)
Depreciation and amortization	(20)	(24)	(78)	(97)
Financial charges and other	(20)	(22)	(83)	(92)
Net income (loss) before taxes	80	(406)	297	(164)
Income tax benefit (expense)	2	-	1	(1)
Net income (loss)	82	(406)	298	(165)

Net income attributable to non-controlling interests	6	7	18	17

Net income (loss) attributable to controlling interests	76	(413)	280	(182)

Net income (loss) attributable to controlling interest allocation
Common units	68	(414)	267	(191)
General Partner	1	(8)	5	(4)
Class B units	7	9	8	13
	76	(413)	280	(182)

Net income (loss) per common unit – basic and diluted (a)	$0.95	$(5.80)	$3.74	$(2.68)

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)	Net income (loss) per common unit is computed by dividing net income (loss) attributable to controlling interests, after deduction of amounts attributable to the General Partner, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. For the year ended December 31, 2019, the amount allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less the threshold amount of $20 million and is further reduced by the Class B Reduction for 2019 (2018 - less the threshold of $20 million and the Class B Reduction). During the three and twelve months ended December 31, 2019 $7 million and $8 million was allocated to the Class B units, respectively (December 31, 2019 - $9 million and $13 million).

8

  TC PipeLines, LP

  Financial Summary

  Consolidated Balance Sheets

(unaudited)
(millions of dollars)	December 31, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	83	33
Accounts receivable and other	43	48
Dividends receivable from Iroquois	14	-
Inventories	10	8
Other	6	8
	156	97
Equity investments	1,098	1,196
Property, plant and equipment
(Net of $1,187 accumulated depreciation; 2018 - $1,110)	1,528	1,529
Goodwill	71	71
Other assets	-	6
TOTAL ASSETS	2,853	2,899

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	28	36
Accounts payable to affiliates	8	6
Accrued interest	11	12
Current portion of long-term debt	123	36
	170	90
Long-term debt, net	1,880	2,072
Deferred state income taxes	7	9
Other liabilities	36	29
	2,093	2,200
Partners’ Equity
Common units	544	462
Class B units	103	108
General partner	14	13
Accumulated other comprehensive income (loss) (AOCI)	(5)	8
Controlling interests	656	591
Non-controlling interest	104	108
	760	699
TOTAL LIABILITIES AND PARTNERS’ EQUITY	2,853	2,899

9

  TC PipeLines, LP

  Financial Summary

  Consolidated Statement of Cash Flows

	Twelve months ended
(unaudited)	December 31,
(millions of dollars)	2019	2018
Cash Generated from Operations
Net income (loss)	298	(165)
Depreciation and amortization	78	97
Impairment of long-lived assets	-	537
Impairment of goodwill	-	59
Amortization of debt issue costs reported as interest expense	2	2
Amortization of realized loss on derivative instruments	-	1
Equity earnings from equity investments	(160)	(173)
Distributions received from operating activities of equity investments	200	188
Change in other long-term liabilities	(1)	(2)
Equity allowance for funds used during construction (AFUDC)	(2)	(1)
Change in operating working capital	(3)	(3)
	412	540
Investing Activities
Investment in Great Lakes	(10)	(9)
Investment in Iroquois	(4)	-
Distribution received from Northern Border as return of investment	50	-
Distribution received from Iroquois as return of investment	8	10
Capital expenditures	(73)	(40)
Other	(3)	4
	(32)	(35)
Financing Activities
Distributions paid to common units, including the General Partner	(189)	(218)
Distributions paid to Class B units	(13)	(15)
Distributions paid to non-controlling interests	(22)	(14)
Common unit issuance, net	-	40
Long-term debt issued, net of discount	30	219
Long-term debt repaid	(136)	(516)
Debt issuance costs	-	(1)
	(330)	(505)
Increase in cash and cash equivalents	50	-
Cash and cash equivalents, beginning of period	33	33
Cash and cash equivalents, end of period	83	33

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  TC PipeLines, LP

  Supplemental Schedule

  Non-GAAP Measures

  Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars)	2019	2018	2019	2018
Net income (loss)	82	(406)	298	(165)

Add:
Interest expense (a)	19	23	85	94
Depreciation and amortization	20	24	78	97
Income taxes	(2)	-	(1)	1

EBITDA	119	(359)	460	27

Add:
Impairment of goodwill	-	59	-	59
Impairment of long-lived assets	-	537	-	537
Bison contract terminations	-	(97)	-	(97)

ADJUSTED EBITDA	119	140	460	526

Add:
Distributions from equity investments (b)
Northern Border	24	25	93 (c)	85
Great Lakes	16	17	55	66
Iroquois (d)	13	14	69	56
	53	56	217	207
Less:
Equity earnings:
Northern Border	(19)	(19)	(69)	(68)
Great Lakes	(14)	(14)	(51)	(59)
Iroquois	(12)	(11)	(40)	(46)
	(45)	(44)	(160)	(173)
Less:
AFUDC equity	(1)	(1)	(2)	(1)
Interest expense (a)	(19)	(23)	(85)	(94)
Current income taxes (e)	-	-	(1)	(1)
Distributions to non-controlling interest (f)	(7)	(8)	(21)	(20)
Maintenance capital expenditures (g)	(16)	(15)	(56)	(36)
	(43)	(47)	(165)	(152)

Total Distributable Cash Flow	84	105	352	408
General Partner distributions declared (h)	(1)	(1)	(4)	(4)
Distributions allocable to Class B units (i)	(7)	(9)	(8)	(13)
Distributable Cash Flow	76	95	340	391

(a)	Interest expense as presented includes net realized loss related to the interest rate swaps.

(b)	Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.

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(c)	Excludes the $50 million additional distribution received from Northern Border. The entire proceeds were used by the Partnership to partially repay our 2013 term loan facility.
(d)	This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2.6 million and $10.4 million, respectively, for both the three and twelve months ended December 31, 2019 and December 31, 2018 and an additional cash distribution we received amounting to approximately $15 million during the year ended December 31, 2019 (2018 - none) related to the increase in the cash Iroquois generated from its higher net income in 2017 (post- acquisition) and 2018.

(e)	Beginning the year ended December 31, 2019, we reduced our distributable cashflows based on the current income tax expense paid by PNGTS on its New Hampshire state taxes which approximates net cash paid during the current period. The change did not materially impact comparability to prior periods.

(f)	Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.

(g)	The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets. This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.

(h)	No incentive distributions were declared to the General Partner for the twelve months ended December 31, 2019 and 2018.

(i)	Distributions allocable to the Class B units are based on 30 percent of GTN’s distributable cash flow during the current reporting period but declared and paid in the subsequent reporting period.

  Reconciliation of net income (loss) attributable to controlling interest to Adjusted earnings

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars)	2019	2018	2019	2018
Net income (loss) attributable to controlling interests	76	(413)	280	(182)
Add: Impairment of goodwill	-	59	-	59
Add: Impairment of long-lived assets	-	537	-	537
Less: Bison contract terminations	-	(97)	-	(97)

Adjusted earnings	76	86	280	317

  Reconciliation of net income (loss) per common unit to Adjusted earnings per common unit

	Three months ended December 31,		Twelve months ended December 31,
(unaudited)	2019	2018	2019	2018
Net income (loss) per common unit – basic and diluted	$0.95	$(5.80)	$3.74	$(2.68)
Add: Impairment of goodwill (a)	-	0.81	-	0.81
Add: Impairment of long-lived assets (b)	-	7.38	-	7.38
Less: Bison contract terminations (c)	-	(1.33)	-	(1.33)

Adjusted earnings per common unit	$0.95	$1.06	$3.74	$4.18

(a)	Computed by dividing the $59 million impairment charge, after deduction of amounts attributable to the General Partner with respect to its two percent interest, by the weighted average number of common units outstanding during the period.

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(b)	Computed by dividing the $537 million impairment charge, after deduction of amounts attributable to the General Partner with respect to its two percent interest, by the weighted average number of common units outstanding during the period.
(c)	Computed by dividing the $97 million revenue, after deduction of amounts attributable to the General Partner with respect to its two percent interest, by the weighted average number of common units outstanding during the period.

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